Exhibit 10.23

COOPERATION AGREEMENT

COOPERATION AGREEMENT, dated as of March 24, 2010 (this “Agreement”), by and between the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”), and Ambac Assurance Corporation (“Ambac”).

WHEREAS, Ambac has established the Segregated Account pursuant to Section 611.24(2) of the Wisconsin Statutes with the approval of the Wisconsin Office of the Commissioner of Insurance (“OCI”) and in accordance with the Plan of Operation for the Segregated Account of Ambac Assurance Corporation adopted by the Board of Directors of Ambac, as amended from time to time (the “Plan of Operation”);

WHEREAS, in conjunction with the establishment of the Segregated Account, Ambac allocated to the Segregated Account certain liabilities, as more fully described in the Plan of Operation;

WHEREAS, in order to support the liabilities allocated to the Segregated Account, Ambac has issued a Secured Note to the Segregated Account, pursuant to which Ambac, as Maker, agrees to pay to the Segregated Account, as Payee the amount of outstanding principal necessary in order for the Segregated Account to satisfy current cash claim payments and other obligations, as more fully set forth therein (as amended, restated, supplemented or otherwise modified from time to time, the “Secured Note”);

WHEREAS, in order to continue to support the liabilities associated with insurance policy liabilities upon payment in full of all principal under the Secured Note, Ambac has agreed to reinsure the liability of the Segregated Account pursuant to the terms of an Aggregate Excess of Loss Reinsurance Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Reinsurance Agreement”); and

WHEREAS, immediately following the establishment of the Segregated Account, the Segregated Account will be the subject of an order for rehabilitation under Chapter 645 of the Wisconsin Statutes (the “Proceeding”), whereupon the rehabilitator of the Segregated Account under the Proceeding (the “Rehabilitator”) will assume control of the management of the Segregated Account, and conduct the business of the Segregated Account in accordance with a Plan of Rehabilitation to be approved by the rehabilitation court pursuant to Section 645.33(5) of the Wisconsin Statutes (the “Plan of Rehabilitation”). At all times while the Segregated Account is subject to the Proceeding, the term “Segregated Account” as used herein shall be deemed to include, and the Segregated Account shall act exclusively through, the Rehabilitator or his or her designee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DECISION-MAKING AND SHARED AUTHORITY

SECTION 1.01. Cooperation. The parties hereto intend, to the best of their ability, to consult with each other, and cooperate with each other in good faith, to make all determinations or decisions relating to any action, vote, or grant any consent or exercise any right (each, a “Material Decision”) that is reasonably likely to have a material effect upon the assets and/or liabilities of Ambac. Prior to making any Material Decision, the parties intend to, to the best of their ability, and to the extent practicable, provide each other with copies of all material reports, analyses, and correspondence relevant to any Material Decision. The parties hereto agree that this Section 1.01 is solely a non-binding expression of intent of the parties, and no party shall have any obligations hereunder.

SECTION 1.02. Transaction Limitations. Ambac shall not directly or indirectly enter into any transaction with, or use any asset or property of, any third party (including any affiliate, but excluding the Segregated Account) involving consideration or other proceeds in excess of $5,000,000 (or such higher amount as determined by the Segregated Account) without the Segregated Account’s prior written consent, which the Segregated Account may withhold or condition in its reasonable discretion; provided, however, that such consent shall in no event be required with respect to (A) the payment of policy claims in the ordinary course of business or (B) any investment made in accordance with Ambac’s Investments Policy (as defined in the Secured Note).

SECTION 1.03. No Partnership or Joint Venture. The Segregated Account and Ambac are not partners or joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

SECTION 1.04. Directors, Officers and Employees. Ambac’s directors, officers and employees may serve as directors, officers, agents, nominees, employees or signatories for the Segregated Account. When executing documents or otherwise acting in such capacity for the Segregated Account, such persons shall use their respective titles in the Segregated Account and will be acting within the scope of their employment solely for the Segregated Account and not as Ambac employees or agents. Such person shall receive no compensation from the Segregated Account for their services to the Segregated Account in such capacities. Any person employed or formerly employed by Ambac who may be or become an employee of, and paid by, the Segregated Account shall be deemed, when acting within the scope of his or her employment by the Segregated Account, to be acting in such employment solely for the Segregated Account and not as an Ambac employee or agent, except when separate consulting agreements are entered into between Ambac and employees of the Segregated Account.

ARTICLE II

INFORMATION SHARING

SECTION 2.01. Provision of Information. Each of Ambac and the Segregated Account shall provide each other with accurate, timely and complete information with respect to all relevant material business activities, including transactions proposed or undertaken, their respective assets, and their respective liabilities, including but not limited to each of the following:

(A) Access to and copies of books and records;

(B) Copies of all material reports, analyses, and correspondence related to any commutation, settlement, restructuring, termination, assignment, modification, release, payment and/or redemption with respect to the policies and other obligations;

(B) Copies of all material reports, analyses, and correspondence related to any Material Decision;

(C) Copies of all financial statements;

(D) Copies of all material reports, analyses, and correspondence related to financial and regulatory reporting, accounts payable and receivable, budgeting, and financial modeling;

(E) Copies of all material reports, analyses, and correspondence related to any material claim made or threatened against either party, or compulsory process or request or other notice of any loss, claim, damage or liability served upon either party;

(F) Copies of all material reports, analyses, and correspondence related to any tax liability of, or right to a tax refund or reimbursement held by, such party;

(G) Information describing any significant development with respect to any actual or potential unscheduled claim payment in excess of $5,000,000; and

(H) In the case of the Segregated Account, information necessary or appropriate, as reasonably determined by Ambac and/or its affiliates, to permit Ambac and/or its affiliates to (i) prepare and file their respective annual and quarterly financial statements under statutory accounting principles and generally accepted accounting principles and (ii) fulfill their reporting and disclosure obligations under, and otherwise comply with, applicable laws, including securities laws (including without limitation the provision by the Segregated Account of sub-certifications or information or assurances sufficient to enable Ambac and its officers to make sub-certifications in connection with compliance under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith).

SECTION 2.02. Budgets. As soon as available, and in any event within thirty (30) days prior to the commencement of each calendar year, Ambac shall provide the Segregated Account with an annual budget and projection for itself and its subsidiaries for the forthcoming fiscal year certified by the chief executive officer and chief financial officer and in form reasonably satisfactory to the Segregated Account (each, an “Annual Budget”) and, within forty-five (45) days after each March 30, June 30 and September 30, shall provide the Segregated Account with a comparison (in form reasonably satisfactory to the Segregated Account) of (a) actual expenses incurred through such date, and expenses expected to be incurred from such date until the end of the then-current fiscal year, to (b) the projected expenses as set forth on the Annual Budget.

SECTION 2.03 Notice of Material Changes. The parties shall timely notify each other of any relevant material changes in their respective assets, liabilities, business practices and activities, systems or employment of their respective work forces, as applicable.

SECTION 2.04. Access to Books and Records. The parties shall maintain appropriate books of account and records relating to its business activities, assets, and liabilities, including but, not limited to, any information related to any commutation, settlement, restructuring, termination, assignment, modification, release, payment and/or redemption with respect to their respective insurance policies and other obligations. At all reasonable times and upon reasonable notice and as often as either party reasonably may request, the other party shall permit designated representatives of the requesting party (including auditors) to meet with the officers, directors, employees, accountants, attorneys and agents of the other party.

SECTION 2.05. Management Services Agreement.

(a) The parties hereto acknowledge and agree that, if the Segregated Account terminates that certain Management Services Agreement, dated the date hereof, by and between Ambac and the Segregated Account (the “Management Services Agreement”) or replaces Ambac as the “Management Services Provider” thereunder (each a “Change of Services Provider Event”), the parties’ respective obligations under Section 2.01 and elsewhere set forth in this Agreement (as well as the reporting and other obligations of the Segregated Account as set forth in the Reinsurance Agreement) shall remain in effect without alteration or diminishment. In furtherance of the foregoing, (i) the parties shall consult with each other during the prior notice period contemplated by Article II of the Management Services Agreement and thereafter, in each case as reasonably necessary under the circumstances, in order to facilitate the uninterrupted provision of the information and other benefits required to be provided hereunder by each party to the other party, (ii) the Segregated Account shall ensure that any new provider of services to the Segregated Account as a result of a Change in Services Provider Event (each a “Replacement Services Provider”) has the capacity to perform the services formerly provided under the Management Services Agreement, including without limitation either maintaining an annual Type II SAS 70 internal control letter reasonably acceptable to Ambac Financial Group, Inc. (“AFGI”) or providing AFGI with copies of such Replacement Services Provider’s current documentation of control procedures (such as policies and procedures, process models and process flowcharts) which record the design of internal controls, and (iii) the Segregated Account shall at all times following a Change of Services Provider Event maintain appropriate internal controls and systems to ensure that Ambac will be able to meet its financial reporting, disclosure and legal obligations as described in Section 2.01(H) above and as may be necessary for the Segregated Account to fulfill its obligations under this Agreement. Further, the Segregated Account shall immediately disclose to AFGI any instance of fraud or any significant change to the internal control environment.

(b) In addition to the foregoing, if, after a Change of Services Provider Event, the Segregated Account presents a demand for payment under the Secured Note, Reinsurance Agreement or Section 4.02 of this Agreement (other than demands for payment relating to regularly scheduled claim payments), and if the amount so demanded exceeds $20,000,000, then Ambac shall be given a reasonable period of time, but not to exceed 10 business days, to remit such payment, and such additional time shall not be considered a breach or default by Ambac of its obligations under the Secured Note, the Reinsurance Agreement or Section 4.02 hereof (as the case may be).

(c) The parties shall allow each other, upon reasonable prior notice and during regular business hours, through their respective employees and representatives (including, for the avoidance of doubt, in the case of Ambac, independent auditors of AFGI), the right to examine and make copies of their respective books and records and shall furnish each other with such financial and reporting data and other information as other party may from time to time request, for any business purpose (including, without limitation, in connection with the preparation of tax returns, regulatory filings and financial statements). In addition, the Segregated Account shall cause each Replacement Services Provider to permit Ambac and its affiliates, through Ambac’s employees and representatives (including, for the avoidance of doubt, independent auditors of AFGI), the right to audit the Replacement Services Provider’s internal control structure and to examine and make copies of any books and records pertaining the Segregated Account, and to furnish Ambac with such financial and reporting data and other information as Ambac may from time to time request. If a deficiency or control issue is noted, the Segregated Account will work with AFGI’s representatives (including, for the avoidance of doubt, independent auditors of AFGI) to develop and implement an effective remediation strategy.

(d) In the event of any breach or threatened by either party of any of its obligations as set forth or described in this Agreement following a Change of Services Provider Event, the parties hereto agree that monetary damages would be an insufficient remedy for any such breach, and in addition to all other remedies available under applicable law, the non-breaching party shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach.

ARTICLE III

TAX COMPLIANCE

SECTION 3.01. Responsibility for Filing of Tax Returns. The Segregated Account acknowledges that AFGI shall be responsible for filing a U.S. consolidated income tax return on behalf of the Ambac affiliated group, and that all members of the affiliated group, including Ambac and the Segregated Account, shall, pursuant to any applicable tax allocation agreement agreed to by the Segregated Account and Ambac, be liable for applicable U.S. Federal income taxes, as well as any applicable penalties and interest due thereon.

SECTION 3.02. Provision of Tax Information. The Segregated Account agrees to provide, to the best of its ability, correct and complete information to Ambac, and to comply with the requirements of federal law, in attempting to secure accurate tax identification numbers and other tax information from its representatives needed to enable Ambac to prepare and timely file consolidated tax returns on behalf of the Ambac affiliated group.

ARTICLE IV

ALLOCATION OF EXPENSES

SECTION 4.01. Expenses to Be Borne by Segregated Account. The Segregated Account shall be solely responsible for its own expenses except as otherwise provided.

SECTION 4.02. Administrative and Operating Expenses. Ambac shall reimburse the Segregated Account for administrative and operating expenses of the Segregated Account, including but not limited to, fees, costs and expenses associated with the following:

(a) management services, including all fees and payments pursuant to the Management Services Agreement;

(b) financial advisor, consulting and legal services, including services for OCI or the Rehabilitator regarding matters that relate to AFGI or the Segregated Account regardless of whether such matters arose prior to or arise subsequent to the establishment of the Segregated Account;

(c) indemnification under commercially reasonable indemnification agreements of the Segregated Account with providers of financial, consulting, or legal services; and

(d) amounts due, including amounts due under indemnification provisions, under agreements executed prior to the establishment of the Segregated Account, by AFGI or the Segregated Account, for financial, consulting or legal services provided to OCI;

provided, however, that, notwithstanding any provision of this Agreement to the contrary, Ambac shall have no obligations under this Section 4.02 (a) unless and until all principal under the Secured Note has been paid by Ambac or (b) at any time that Ambac’s surplus as regards policyholders, as reflected on its statutory financial statements (its “Surplus”) is less than $100,000,000, or such higher amount as determined by the OCI pursuant to a prescribed accounting practice (the “Surplus Amount”), or to the extent that such payment would result in Ambac’s Surplus being less than the Surplus Amount, it being understood that any payment deferred as a result of the foregoing in this clause (b) shall be due and payable at such time as the payment thereof would not result in Ambac’s Surplus being less than the Surplus Amount.

ARTICLE V

CONFIDENTIALITY

SECTION 5.01. Confidentiality. All information and documents exchanged between any of Ambac, OCI, and the Segregated Account shall be subject to that certain Joint Interest, Sharing and Confidentiality Agreement (the “Joint Interest Agreement”) effective as of September 1, 2009, and the parties hereto shall be bound by their obligations under the Joint Interest Agreement with respect to such information and documents.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01. Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 6.02. Waiver, Cumulative Remedies. None of the parties hereto shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by each of the parties, as applicable, and then only to the extent therein set forth. A waiver by a party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise, nor any delay in exercising on the part of a party, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof of any other right, power, or privilege. The rights and remedies herein provided are cumulative and maybe exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

SECTION 6.03. No Waiver of Immunity. Nothing in this Agreement may be construed as waiving immunity, or as subjecting the Rehabilitator or OCI, or the

Rehabilitator’s or OCI’s employees or agents, to liability, including contractual liability, for matters that are otherwise subject to immunity from liability, including immunity under Wis. Stat. § 645.08(2).

SECTION 6.03. Transfers and Assigns. Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred or assigned by any party without the prior written consent of each of the other parties hereto.

SECTION 6.04. Amendments. This Agreement, including any schedules, appendices and exhibits hereto, may be amended from time to time; provided, however, that any amendment shall not be effective unless it is in writing and signed by all parties hereto.

SECTION 6.05. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin (without reference to choice of law doctrine).

SECTION 6.06. Consent to Jurisdiction. Ambac hereby consents to the jurisdiction of the state court in Wisconsin before which the rehabilitation proceedings with respect to the Segregated Account are pending, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.

SECTION 6.07. Notices. Any notice or communication in respect of this Agreement shall be sufficiently given to a party if in writing and delivered in person, sent by recorded delivery or registered post or the equivalent (with return receipt requested) or by overnight courier or given by facsimile transmission, at the address or facsimile number set out in Exhibit 1 attached hereto, or to such other address or facsimile number as shall be notified in writing by one party to the others. A notice or communication shall be deemed to be given:

(a)	if delivered by hand or sent by overnight courier, on the day and at the time it is delivered or, if that day is not a business day, or if delivered after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day;

(b)	if sent by facsimile transmission or email, on the day and at the time the transmission is received or, if that is not a business day, or if received after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day; or

(c)	if sent by recorded delivery or registered post or the equivalent (return receipt requested), three business days after being sent.

SECTION 6.08. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which shall, together, constitute one and the same instrument.

SECTION 6.09. Further Assurances and Corrective Instruments. To the extent permitted by law, the parties hereto agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as another party may reasonably request and as may be reasonably required in the opinion of such party to effectuate the intentions or facilitate the performance of this Agreement.

SECTION 6.10. Parties to this Agreement. Nothing herein shall in any manner create any obligations or establish any rights against the Segregated Account or Ambac in favor of any person or entity not a party to this Agreement; provided, however, that AFGI (including its successors and assigns) shall be an express third party beneficiary of this Agreement to the same extent as if a party to this Agreement.

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IN WITNESS WHEREOF, Ambac, the Segregated Account and OCI have caused this Agreement to be duly executed and delivered as of the day and year first above written.

AMBAC ASSURANCE CORPORATION

By:	/s/ Kevin J. Doyle
Name: Kevin J. Doyle
Title: Senior Vice President

SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION

By:	/s/ Kevin J. Doyle
Name: Kevin J. Doyle
Title: Senior Vice President

Exhibit 1

NOTICE INFORMATION

If to Segregated Account of Ambac Assurance Corporation, to:

Rehabilitator of the Segregated Account of Ambac Assurance Corporation

One State Street Plaza

New York, New York 10004

with copies to:

Commissioner of Insurance

Wisconsin Office of the Commissioner of Insurance

125 South Webster Street

Madison, Wisconsin 53703

and

Foley & Lardner LLP

777 E. Wisconsin Ave

Milwaukee, Wisconsin 53202

Attn: Kevin G. Fitzgerald

If to Ambac Assurance Corporation, to:

Ambac Assurance Corporation

One State Street Plaza

New York, New York 10004

Attention: General Counsel

Telephone: (212) 208-3283

Facsimile: (212) 208-3558